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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in this Registration Statement pertaining to the Maritrans Inc. 2005 Omnibus Equity Compensation Plan and to the incorporation by reference therein of our report dated March 3, 2005 with respect to the consolidated financial statements and schedule of Maritrans Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Maritrans Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Maritrans Inc. filed with the Securities and Exchange Commission.


Ernst & Young LLP